Exhibit 99.1

For Immediate Release

Desert Capital REIT, Inc. Announces the Sale of Consolidated Mortgage

LAS VEGAS – November 27, 2007 -- Desert Capital REIT, Inc., a Las Vegas-based real estate investment trust, today announced the sale of its indirect wholly owned subsidiary, Consolidated Mortgage, LLC, to Sandstone Equity Investors, LLC for an aggregate purchase price of approximately $28.25 million.  Desert Capital obtained an opinion from a financial adviser as to the fairness of the purchase price received in connection with the sale.  As a condition to the closing of the sale, Desert Capital entered into a loan origination agreement with Consolidated Mortgage that gives Desert Capital the right, at its option, to fund all or any portion of all loans brokered or identified by Consolidated Mortgage.

"We are pleased to announce the closing of this transaction," said Todd Parriott, Chairman and Chief Executive Officer of Desert Capital. "We believe that this strategic transaction will help us maintain our REIT status,  enhance our ability to raise capital for future earnings growth and stabilize our cash flow on a quarter-to-quarter basis."

Desert Capital also announced that it terminated its advisory agreement with Burton Management Company, Ltd. and entered into a new advisory agreement with Sandstone Equity Investors.  The majority of the membership interests in Sandstone Equity Investors are owned by certain executive officers of Desert Capital.  Desert Capital does not expect the execution of the new advisory agreement to have a material impact on the total amount of management compensation that it pays to its advisor.

Desert Capital REIT, Inc. is a Las Vegas, Nevada based real estate investment trust that invests in a diversified portfolio of mortgage loans, including acquisition and development, construction, commercial property and residential loans.

Statements included herein that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties.  The company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements.